EXHIBIT 10.42

AGREEMENT WITH

MONIKA M. MERZ

This AGREEMENT (the “Agreement”) is entered into on May 2, 2008 and is effective as of November 15, 2007 (the “Effective Date”) by and between Toys “R” Us Canada, Ltd. (the “Company”) and Monika M. Merz (the “Employee”).

WHEREAS, as of the Effective Date, the Employee resigned from her position as a Director, President and General Manager of the Company; and

WHEREAS, as of the Effective Date, the Company and Employee desire to enter into this Agreement embodying the terms of Employee’s employment with the Company or its subsidiaries and affiliated companies (which includes Toys “R” Us-Japan, Ltd. (“TRU-Japan”)) including the terms and condition of each party’s post-employment obligations.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment and Consideration. Subject to the provisions of Section 7 of this Agreement, Employee shall be employed by the Company or, as described below, designated subsidiaries or affiliates of the Company, for a period commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Employment Term”), on the terms and subject to the conditions set forth in this Agreement including the provisions of Section 7 hereof.

2. Service. During the Employment Term, Employee will provide advisory services to the Company and the TRU Group (as defined in Section 7). These services shall include providing advice to the in-coming Director, President and General Manager of the Company, identifying toy trends occurring in Japan, advising the Company and the TRU Group of such trends and advising on other strategic and operational issues. It is expected that approximately thirty percent (30%) of Employee’s business time will be dedicated to providing the advisory services, which services may be provided remotely due to Employee being seconded to TRU-Japan as further described below. In addition, during the Employment Term, the Employee will be seconded to TRU-Japan to serve as its Chief Executive Officer or in such other capacities (the “Secondment Services”) as the Board of Directors of TRU-Japan (the “TRU- Japan Board”) may determine from time to time. It is expected that seventy percent (70%) of Employee’s business time will be dedicated to providing the Secondment Services. In this position, Employee will provide the services typically provided by a Chief Executive Officer, including but not limited to, overseeing the operations of TRU-Japan, implementing business strategy and plans, formulating policies, making recommendations to the TRU-Japan Board, deciding courses of action for operations and interfacing between the Company and the community. Additionally, subject to necessary approval of both the shareholders of TRU-Japan and the members of the TRU-Japan Board, the Employee shall serve as Representative Director during the Employment Term. The parties acknowledge that the percentage of Employees’ business time allocated between providing the advisory services for the Company and providing the Secondment Services for TRU-Japan may change from time to time. During the Employment Term,

Employee will devote Employee’s full business time and reasonable best efforts to the performance of Employee’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere in any material respect with the rendition of such services either directly or indirectly, without the prior written consent of the Directors of the Company (the “Board”); provided that nothing herein shall preclude Employee, subject to the prior approval of the Board, from accepting appointment to serve on any board of directors or trustees of any business corporation or any charitable organization; provided that, such activities do not conflict or interfere with the performance of Employee’s duties hereunder or conflict with Section 9. Employee hereby resigns as a Director, President and General Manager of the Company effective November 15, 2007. As of the date of this Agreement, Employee represents that she does not have any claims under law (including applicable labor laws) or any Company policy against the Company including any claims for compensation or entitlement to personal benefits that were not provided to Employee.

3. Base Salary. During the Employment Term, the Company shall pay Employee a base salary at the annual rate of CAD $500,000 (the “Base Salary”), payable in substantially equal periodic payments in accordance with the Company’s practices for other employees, as such practices may be determined from time to time. Employee shall be entitled to such increases in Employee’s base salary, if any, as may be determined from time to time in the sole discretion of the Board or any appropriate committee or delegee thereof.

4. Annual Bonus and Long Term Incentive Plan. During the Employment Term and beginning with TRU-Japan’s fiscal 2008 year, Employee shall be eligible to earn an annual bonus award in respect of each fiscal year of the Company and TRU-Japan (an “Annual Bonus”), in a target amount of 90% of the Base Salary (the “Target Bonus”), payable by the Company upon TRU-Japan’s achievement of certain performance targets (further described on Exhibit A) established by the TRU-Japan Board or any appropriate committee or delegee thereof and pursuant to the terms of TRU-Japan’s incentive plan, as in effect from time to time. The Annual Bonus may be pro rated for any portion of a fiscal year worked during the Employment Term as set forth in Sections 7 and 8. Employee shall also be eligible to participate in the TRU-Japan Long Term Incentive Plan, as further described on Exhibit A. Any such payment under the Long Term Incentive Plan shall be paid by the Company to Employee. In addition, Employee will still be eligible to receive the 2007 annual bonus (the “2007 Annual Bonus”), if any, pursuant to the Canadian Incentive Plan subject to the applicable metrics being achieved. The 2007 Annual Bonus, if any, shall be paid when bonuses are paid by the Company to other participants (typically in April, 2008).

5. Assignment and Relocation Benefits. Employee shall be entitled to receive the assignment and relocation benefits from the Company or TRU-Japan as described on Exhibit B. Employee shall execute the Relocation Repayment Agreement in the form attached hereto as Exhibit C.

6. Benefits and Expenses. Employee shall be entitled to receive the employee benefits from the Company as described on Exhibit D. Unless otherwise indicated in this Agreement, Employee shall incur all expenses in accordance with the Travel and Expense Policy of Toys “R” Us. Employee will submit all incurred expense receipts to the Company for reimbursement.

7. Termination. The Employment Term and Employee’s employment hereunder may be terminated by either party at any time and for any reason; provided that, Employee will be required to give the Company at least 60 days’ advance written notice of any resignation of Employee’s employment without Good Reason (as defined in Section 7(c) below) (other than due to Employee’s death or Disability (as defined below). Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Employee’s rights upon termination of employment (including expiration of the Employment Term) with the Company or any affiliated entity including TRU-Japan (the “TRU Group”) during the Employment Term and shall be inclusive of all of Employee’s legal or equitable entitlement, if any, to legal notice of termination in Japan or Canada or payment in lieu thereof, statutory notice of termination or pay in lieu thereof, and statutory severance pay (including in accordance with the Ontario Employment Standards Act, 2000, S.O. 2000, c.41, as amended from time to time), or any other applicable statutes. Upon the expiration or termination of this Agreement for any reason, Employee agrees to resign from all board and officer positions with the Company and TRU-Japan. Any amounts Employee is entitled to receive under Sections 7 and 8 of this Agreement shall be off-set by any statutory, common law or other amounts, if any, required to be paid by law in Canada or Japan to Employee upon termination or expiration of the employment hereunder.

(a)     By the Company For Cause or By Employee Without Good Reason.

(i) The Employment Term and Employee’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Employee’s resignation without Good Reason (other than due to Employee’s death or Disability); provided that Employee will be required to give the Company at least 60 days’ advance written notice of such resignation.

(ii) For purposes of this Agreement, “Cause” shall include any of the following, as determined by the Board: (A) Employee’s failure to perform any material portion of her duties after Employee is provided written notice of the foregoing with an opportunity to cure for fifteen (15) days; (B) the commission of any fraud, misappropriation or misconduct by Employee that causes demonstrable injury, monetarily or otherwise, to the Company or an affiliate (including TRU-Japan); (C) the conviction of, or a plea which results in a conviction for, a criminal charge involving moral turpitude; (D) an act resulting or intended to result, directly or indirectly, in material gain or personal enrichment to the Employee at the expense of the Company or an affiliate (including TRU-Japan); (E) any breach of Employee’s fiduciary duties to the Company or an affiliate (including TRU-Japan) as an employee or officer; (F) a violation of the Company’s and its affiliates’ (including TRU-Japan) Code of Ethical Standards, Business Practices and Conduct or the equivalent or any other violation of a TRU Group policy; (G) the failure by the Employee to comply, in any respect, with the provisions of Sections 9 and 10 of this Agreement or any of the restrictive covenants imposed pursuant to the Equity Documents (as defined in Section 14(b)); (H) the failure by the Employee to comply with any other undertaking set forth in this Agreement or any other agreement Employee has with the Company or any affiliate (including TRU-Japan) or any breach by Employee hereof or thereof after Employee is provided written notice of the foregoing with an opportunity to cure for fifteen (15) days; (I) any and all omissions, commissions or other conduct which would constitute cause at common law, in addition to the specified causes or (J) the commission of any of the aforementioned actions while Employee was employed as the Director, President and General Manager of the Company.

(iii) If Employee’s employment is terminated by the Company for Cause during the Employment Term, or if Employee resigns without Good Reason during the Employment Term, Employee shall be entitled to receive:

(A) a lump sum payment of the Base Salary that is earned by Employee but unpaid as of the date of Employee’s termination of employment, paid by the Company in accordance with its payroll practices, but in no event later than thirty (30) days following Employee’s termination of employment;

(B) reimbursement, within 30 days following submission by Employee to the Company, of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with the Company’s policy prior to the date of Employee’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Employee’s termination of employment;

(C) reimbursement, within 30 days following submission by Employee to TRU-Japan, of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Employee in accordance with TRU-Japan’s policy prior to the date of Employee’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to TRU-Japan within ninety (90) days following the date of Employee’s termination of employment;

(D) such Employee Benefits, if any, as to which Employee may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Employee’s employment by the Company for Cause or resignation by Employee without Good Reason, except as set forth in this Section 7(a)(iii), Employee shall have no further rights to any compensation or any other benefits under this Agreement or under any applicable law.

(b)     Death or Disability.

(i) The Employment Term and Employee’s employment hereunder shall terminate upon Employee’s death and may be terminated by the Company upon the Employee’s Disability. For purposes of this Agreement, “Disability” shall mean the determination that the Employee is disabled and unable to return to work even with an accommodation.

(ii) Upon termination of Employee’s employment hereunder for Disability, TRU-Canada shall only be required to pay the amounts then required by the common law of Canada, if any and the Employee shall have no other contractual right to payment under this Agreement including termination of this Agreement following Employee’s Disability.

(iii) Upon termination of Employee’s employment hereunder for death, Employee’s estate shall be entitled to receive:

(A) the Accrued Rights; and

(B) a lump sum payment of any Annual Bonus that is earned by Employee but unpaid as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company).

Following Employee’s termination of employment due to Employee’s death or Disability, except as set forth in this Section 7(b), Employee or her estate, as applicable, shall have no further rights to any compensation or any other benefits under this Agreement.

(c)     By the Company Without Cause or by Employee for Good Reason.

(i) Employee’s employment hereunder may be terminated at any time (A) by the Company without Cause (which shall not include Employee’s termination of employment due to her death or Disability and shall not include termination of employment in connection with a reassignment as per Section 7(d) below) or (B) by Employee for Good Reason (as defined below).

(ii) For purposes of this Agreement, “Good Reason” shall mean, without the consent of the Employee and other than in connection with a termination of the Employee’s employment: (i) by the Company for Cause, (ii) pursuant to a reassignment in accordance with Section 7(d) or (iii) due to Employee’s death or Disability, a substantial reduction in Employee’s targeted compensation level (other than a general reduction in base salary or annual incentive compensation opportunities that affects substantially all members of senior management of the Company or the TRU Group proportionally). For the avoidance of doubt, the expiration of the Employment Term shall not constitute “Good Reason” or trigger any payment obligations hereunder. Notwithstanding the foregoing, any termination by Employee for Good Reason may only occur if Employee provides a Notice of Termination (as defined in Section 7(e)) for Good Reason within 60 days after Employee learns (or reasonably should have learned) about the occurrence of the event giving rise to the claim of Good Reason. Notwithstanding the foregoing, resignation by Employee shall not be deemed for “Good Reason” if the basis for such Good Reason is cured within a reasonable period of time (determined in light of the cure appropriate to the basis of such Good Reason), but in no event more than fifteen (15) business days after the Company receives the Notice of Termination specifying the basis of such Good Reason. The Board’s (or its designee’s) good faith determination of cure shall be binding. The Company shall notify Employee of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and any Notice of Termination delivered by Employee based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate the Employment Term.

(iii) If Employee’s employment is terminated by the Company during the Employment Term without Cause (excluding by reason of Employee’s death or Disability or a reassignment pursuant to Section 7(d)) or by Employee for Good Reason, Employee shall be entitled to receive:

(A) the Accrued Rights;

(B) a lump sum payment of any Annual Bonus that is earned by Employee but unpaid as of the date of termination for the immediately preceding fiscal year, paid by the Company in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) subject to Employee’s continued compliance with the provisions of Sections 9, 10 and 11 and Employee’s execution (and non-revocation) of the Separation and Release Agreement attached hereto as Exhibit E (the “Release”), a pro rata portion of the Annual Bonus, if any, that Employee would have been entitled to receive pursuant to Section 4 hereof for the year in which the termination occurs based upon TRU-Japan’s actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the date of Employee’s termination of employment, payable by the Company to Employee at the time pursuant to Section 4 had Employee’s employment not terminated (if this triggering event occurs during the 2007 fiscal year, the Annual Bonus amount shall mean the 2007 Annual Bonus, which shall also be paid by the Company);

(D) subject to Employee’s continued compliance with the provisions of Sections 9, 10 and 11 and Employee’s execution (and non-revocation) of the Release, an amount equal to sum of: (i) the amount of the prior year’s Annual Bonus received by Employee (in the event that such termination takes place during the 2008 fiscal year, the Annual Bonus amount used for this calculation shall be the 2007 Annual Bonus, if any) plus (ii) the product of two (2) (which accounts for the a two (2) year severance period (the “Severance Period”)) times the current Base Salary for the fiscal year in which her employment was terminated; provided, however, that the aggregate amount described in this subsection (D) shall be inclusive of all of Employee’s legal or equitable entitlement, if any, to legal notice of termination or payment in lieu thereof, statutory notice of termination or pay in lieu thereof, and statutory severance pay (including in accordance with the Ontario Employment Standards Act, 2000, S.O. 2000, c.41, as amended from time to time), or any other applicable statutes and shall be reduced by any amounts owed by Employee to the Company, TRU-Japan or any affiliate. This amount paid by the Company will be provided as pay in lieu of notice over a twenty four (24) month period in accordance with Section 3; and

(E) in the event such termination of employment takes place at any time after August 1, 2010 and prior to the expiration of the Employment Term, Employee shall be eligible to receive from the Company the Long Term Bonus on or about April 2011 of $1,500,000 (USD) (without any pro rata reduction) if in fact the cumulative EBITDA target set forth on Exhibit A is actually achieved by TRU-Japan.

Following such termination of Employee’s employment by the Company without Cause or resignation by Employee with Good Reason, except as set forth in this Section 7(c)(iii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Reassignment. During the Employment Term, the Company shall have the right to reassign Employee’s duties to an Equivalent Position as set forth below. If during the Employment Term, the Employee is reassigned by the Company from the duties stated above to a Level G position, as it exists as of the date of this Agreement (which is the level in which executive officers are compensated) with a company in the TRU Group in North America, or any other geographic location that is reasonably satisfactory to Employee, at a compensation level equivalent to Employee’s then current Base Salary (“Equivalent Position”), Employee shall be entitled to receive (in lieu of any other rights hereunder or any statutory or legal rights) payments:

  (i) the Accrued Rights (where the date of reassignment is deemed the termination date);

(ii) a lump sum payment of any Annual Bonus that is earned by Employee but unpaid as of the date of termination for the immediately preceding fiscal year (which for avoidance of doubt shall mean the 2007 Annual Bonus with regard to the 2007 fiscal year), paid by the Company in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(iii) subject to Employee’s continued compliance with the provisions of Sections 9, 10 and 11, a pro rata portion of the Annual Bonus through the date of reassignment, if any, that Employee would have been entitled to receive pursuant to Section 4 hereof for the year in which the reassignment occurs based upon TRU-Japan’s actual results for the year of assignment and the percentage of the fiscal year that shall have elapsed through the date of Employee’s assignment of employment, payable by the Company to Employee at the time pursuant to Section 4 had Employee’s employment not been reassigned (if the triggering event occurs during the 2007 fiscal year, the Annual Bonus amount shall mean the 2007 Annual Bonus); and

(iv) in the event such reassignment of employment takes place at any time after August 1, 2010 and prior to the expiration of the Employment Term, Employee shall be eligible to receive from the Company the Long Term Bonus on or about April 2011 of $1,500,000 (USD) (without any pro rata reduction) if in fact the cumulative EBITDA target set forth on Exhibit A is actually achieved by TRU-Japan and Employee is employed in the reassigned position noted above by another member of the TRU Group at the time of payment.

Following such reassignment of the Employee to an Equivalent Position, except as set forth in this Section 7(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, in the event that Employee rejects or refuses a request by the Company for a reassignment to an Equivalent Position pursuant to this Section 9(d) and Employee’s employment is then terminated by the Company without “Cause”, Employee shall only be entitled to the payments rights set forth in Section 7(c)(iii).

(e) Notice of Termination. Any purported termination of employment by the Company or by Employee (other than due to Employee’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14(e) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall include the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f) Board/Committee Resignation. Upon termination of Employee’s employment for any reason, including upon expiration of the Employment Term, Employee agrees to resign, as of the date of such termination and to the extent applicable, from the Board, the TRU-Japan Board and membership on any subsidiary boards (and any committees thereof).

(g) Expiration of Employment Term. The expiration of the Employment Term shall not trigger any payment obligations by either the Company or TRU-Japan to Employee pursuant to this Section 7, and the Company’s and TRU-Japan’s only payment obligations upon any such expiration are set forth in Section 8.

8. Expiration of the Employment Term.

(a) Upon expiration of the Employment Term, if a member of the TRU Group has offered, either during the Employment Term or within six (6) months after the expiration of the Employment term, Employee an Equivalent Position, Employee shall be entitled to receive (whether or not Employee accepts such employment with such other company in TRU Group):

(i) a lump sum payment from the Company of any Annual Bonus that is earned by Employee but unpaid as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(ii) subject to Employee’s continued compliance with the provisions of Sections 9, 10 and 11 and Employee’s execution (and non-revocation) of the Release, a pro rata portion of the Annual Bonus, if any, that Employee would have been entitled to receive pursuant to Section 4 hereof for the fiscal year in which the expiration occurs based upon the TRU-Japan’s actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the date of Employee’s termination of employment, payable by the Company to Employee at the time pursuant to Section 4 had Employee’s Employment Term not expired; and

(iii) subject to Employee’s continued compliance with the provisions of Sections 9, 10 and 11 and Employee’s execution (and non-revocation) of the

Release, Employee shall be eligible to receive from the Company the Long Term Bonus on or about April 2011 of $1,500,000 (USD) (without any pro rata reduction) if in fact the cumulative EBITDA target set forth on Exhibit A is actually achieved by TRU-Japan.

(b) Upon expiration of the Employment Term, if a member of the TRU Group has not offered, either during the Employment Term or within six (6) months after the expiration of the Employment term, Employee an Equivalent Position, Employee shall be entitled to receive the following payments from the Company:

(i) a lump sum payment of any Annual Bonus that is earned by Employee but unpaid as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(ii) subject to Employee’s continued compliance with the provisions of Sections 9, 10 and 11 and Employee’s execution (and non-revocation) of the Release, a pro rata portion of the Annual Bonus, if any, that Employee would have been entitled to receive pursuant to Section 4 hereof for the fiscal year in which the expiration occurs based upon the TRU-Japan’s actual results for the year of termination and the percentage of the fiscal year that shall have elapsed through the date of Employee’s termination of employment, payable to Employee at the time pursuant to Section 4 had Employment Term not expired;

(iii) subject to Employee’s continued compliance with the provisions of Sections 9, 10 and 11 and Employee’s execution (and non-revocation) of the Release, Employee shall be eligible to receive from TRU-Japan the Long Term Bonus on or about April 2011 of $1,500,000 (USD) (without any pro rata reduction) if in fact the cumulative EBITDA target set forth on Exhibit A is actually achieved by TRU-Japan; and

(iv) subject to Employee’s continued compliance with the provisions of Sections 9, 10 and 11 and Employee’s execution (and non-revocation) of the Release, an amount equal to sum of: (i) the amount of the prior year’s Annual Bonus received by Employee plus (ii) the product of two (2) (which accounts for the a two (2) year severance period (the “Severance Period”)) times the current Base Salary for the fiscal year in which her employment was terminated (i.e., following expiration of the Employment Term); provided, however, that the aggregate amount described in this subsection (C) shall be inclusive of all of Employee’s legal or equitable entitlement, if any, to legal notice of termination or payment in lieu thereof, statutory notice of termination or pay in lieu thereof, and statutory severance pay (including in accordance with the Ontario Employment Standards Act, 2000, S.O. 2000, c.41, as amended from time to time), or any other applicable statutes and shall be reduced by any amounts owed by Employee to the Company or any affiliate. This amount will be provided as pay in lieu of notice over a twenty four (24) month period in accordance with Section 3.

9. Non-Competition.

(a) In consideration for the terms and conditions set forth in this Agreement and the employment with the Company and TRU-Japan, Employee agrees that it shall not,

during the Employment Term and for a period of two (2) years thereafter (the “Non-Compete Period”), regardless of the reason for termination or expiration of employment (and even if Employee is not entitled to Severance Period payments) and regardless of any other non-compete the Employee may be subject to, without the prior express written consent of the Board, directly or indirectly engage in any operational, sales or other activities, including without limitation, as an employee, officer, director, partner, owner, investor, manager, administrator, consultant, advisor, representative, agent or independent contractor, for or on behalf of any Restricted Business (as such term is defined below). The parties acknowledge and agree that the terms and conditions of this non-compete apply to the Company and its affiliates and subsidiaries (including but not limited to, Toys “R” Us, Inc. and TRU-Japan).

(b) For the purposes of this Agreement, the term “Restricted Business” shall mean: (i) in North America (including without limitation, Canada, Mexico, the United States and their respective territories) and Japan, any retail business (in brick and mortar, mail order, telephone order, internet or any other distribution format) and any of the companies that own or operate such businesses, including without limitation their respective affiliates or subsidiaries, if one-third or more of its annual revenue is derived (or in the case of a start-up company, is expected to be derived) from the manufacture, marketing, sales or distribution of toys (including without limitation, video games and computer software for children, electronic toys and wheeled goods), juvenile or baby products, juvenile furniture or children’s clothing (including in all cases, businesses located outside of North America and Japan that engage in the foregoing activities inside of North America and Japan) and (ii) each of the following companies and their respective subsidiaries affiliated companies, parent companies, franchisees or licensees in every country or territory worldwide where they may operate: WalMart, K-Mart/Sears, Target, Amazon.com, Zellers, KB Toys, FAO Schwarz, Right Start, Zainy Brainy, etoys, Buy Buy Baby, Burlington Coat Factory, Mattel, Hasbro, Lego, Mega Bloks, Bandai, Playmobil, Ravensburger, Evenflo, Graco/Little Tikes, Chicco, Cosco, Maclaren, Britax, Woolworths, Argos, Tesco, Asda, Mothercare, Carrefour, Auchan, Leclerc, La Grande Recre, Karstadt, Real, Kaufhof, Mueller, El Corte Ingles and Loblaws.

(c) For the avoidance of doubt, nothing contained in this Section 9 shall prohibit or otherwise restrict the Employee from acquiring or owning, directly or indirectly, for passive investment purposes not intended to circumvent this Agreement, securities of any publicly listed Restricted Business as long as the Employee (a) is not a controlling Person of, or a member of a group that controls, any such Restricted Business and (b) owns, directly or indirectly, no more than 3% of any class of equity securities of any such Restricted Business.

(d) Employee expressly acknowledges and agrees that the covenants and restrictions pertaining to Employee contained in this section 9 are reasonable and valid and necessary for the protection of the Company and its affiliates and subsidiaries (including but not limited to, Toys “R” Us, Inc. and TRU-Japan) and specifically agrees that they will not unreasonably impair Employee’s ability to engage in alternate employment following the termination of her employment with the Company, however arising.

10. Confidentiality.

(a) Employee will not at any time (whether during or anytime after Employee’s employment with the Company), except when required to perform his or her duties to the Company, (x) retain or use for the benefit, purposes or account of Employee or any other Person (including on her own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), either directly or indirectly); or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information, including without limitation, rates, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of Company, Toys “R” Us, Inc. or TRU-Japan or any of their parent companies, subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company or any of its parent companies, subsidiaries or affiliates on a confidential basis (“Confidential Information”) without the prior written authorization of the Company.

(b) Confidential Information shall not include any information that is (x) generally known to the industry or the public other than as a result of Employee’s breach of this covenant or any breach of other confidentiality obligations by third parties; (y) required by law or judicial process to be disclosed; provided that Employee shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment; or (z) disclosed in connection with a litigation or arbitration proceeding between the parties.

(c) Upon termination of Employee’s employment with the Company for any reason, Employee shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned by the Company, its parent companies, subsidiaries or affiliates; (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Employee’s possession or control (including any of the foregoing stored or located in Employee’s office, home, laptop or other computer, whether or not the Company property) that contain Confidential Information or otherwise relate to the business of the Company, its parent companies, affiliates or subsidiaries (whether or not the retention or use thereof would reasonably be expected to result in a demonstrable injury to the Company, its parent companies, affiliates or subsidiaries), except that Employee may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (iii) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Employee is or becomes aware.

(d) The provisions of this Section shall survive the termination of Employee’s employment for any reason.

11. Non-Solicitation. During the term of the Employment Term and for a period of two (2) years thereafter, regardless of the reason for termination of employment, Employee will not for any reason whatsoever, directly or indirectly, either for Employee or for any other person, firm, company or corporation, in any capacity, induce or attempt to induce or call upon or solicit or otherwise cause any of the Company’s or TRU-Japan’s (or any of their parent companies’, affiliates’ and subsidiaries’) employees, consultants, customers, prospective customers, suppliers, vendors, landlords or other business relations of the Company (or of any of its parent company’s, affiliates or subsidiaries) to leave or cease doing business with the Company (or any of its parent company’s, affiliates or subsidiaries) or in any way interfere with the relationship between the Company (or any of its parent company, affiliates and subsidiaries) and any of the Company’s (or any of its parent companies’, affiliates’ or subsidiaries’) employees, customers, prospective customers, suppliers, vendors, landlords or other business relations thereof or hire or solicit for employment any employee of the Company, Toys “R” Us, Inc. or TRU-Japan (or any of their parent companies, affiliates or subsidiaries).

12. Specific Performance. Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 9, 10 or 11 would be inadequate and the Company and its subsidiaries and affiliates would suffer irreparable harm as a result of such breach or threatened breach. In recognition of this fact, Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, Toys “R” Us, Inc., or TRU-Japan, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

13. Arbitration. Except as provided in Section 12, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by Employee relating to her employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding arbitration in accordance with the National Rules of Arbitration (ADR Institute of Canada, Inc.). Such arbitration process shall take place in Toronto, Canada. A court of competent jurisdiction may enter judgment upon the arbitrator’s award. Each party shall pay the costs and expenses of arbitration (including fees and disbursements of counsel) incurred by such party in connection with any dispute arising out of or asserting breach of this Agreement.

14. Miscellaneous.

(a) Governing Law Entire; Agreement; Amendments; No Waiver; Severability. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada and the federal laws applicable therein, without regard to conflicts of laws principles thereof. This Agreement and the Equity Documents contain the entire understanding of the parties with respect to the employment of Employee by the TRU Group. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. Employee acknowledges that any claims arising under this Agreement or the Letter Agreement, including any claims against the Company or TRU-Japan, shall be brought against the Company (and not TRU-Japan) and shall be brought in Toronto, Canada in accordance with the provisions of Section 13. Employee waives the right to bring any claims against TRU-Japan and all claims brought against the Company (including claims related to the actions or inaction of TRU-Japan) shall be brought in Toronto, Canada.

(b) Equity. Employee has previously purchased equity in Toys “R” Us Holdings, Inc. (“Holdings”) pursuant to the Amended and Restated 2005 Management Equity Plan, as the same may be amended or restated from time to time (“MEP”). Upon termination of employment, all equity held by Employee in Holdings (including all option grants) will be subject to the terms and conditions of the MEP and the documentation executed by Employee in connection with her receipt of the equity (collectively, along with the MEP, referred to herein as the “Equity Documents”).

(c) Assignment. This Agreement, and all of Employee’s rights and duties hereunder, shall not be assignable or delegable by Employee; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to Employee’s estate. Any purported assignment or delegation by Employee in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate, and shall be assigned to any successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which is required by this Section 14(c) to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.

(d) Set Off; Mitigation. Except as set forth in Section 7, the Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment, other than amounts loaned or advanced to Employee by the Company or its affiliates, amounts owed by Employee under the Equity Documents, the Relocation Repayment Agreement or otherwise as provided in this Agreement. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

(e) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Toys “R” Us Canada, Ltd.

2777 Langstaff Road

Concord, Ontario L4K 4M5

  Canada

Attention: Board of Directors

With a copy to:

Toys “R” Us, Inc.

One Geoffrey Way

Wayne, New Jersey 07470

Attention: General Counsel

If to Employee:

To the most recent address of Employee set forth in the personnel records of the Company.

(f) Employee Representation. Employee hereby represents to the Company that the execution and delivery of this Agreement by Employee and the performance by Employee of Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound. Additionally, Employee is not bound by any agreement which limits Employee’s ability to compete with any former employer or to solicit or hire for employment any employee or consultant of any former employer.

(g) Prior Agreements. This Agreement (including the Relocation Repayment Agreement) supercedes all prior agreements and understandings (including verbal agreements) by and among Employee, TRU-Japan and the Company and/or their affiliates regarding the terms and conditions of Employee’s employment with the Company and/or its affiliates (including that certain letter agreement by and between Employees and TRU-Japan dated December 7, 2007 (the “Letter Agreement”); provided, however, that the Equity Documents shall govern the terms and conditions of Employee’s equity holdings in Holdings and that all benefits shall be governed by the individual plan documents or the respective insurance contracts.

(h) Cooperation. Employee shall provide Employee’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to Employee and in respect of such periods of time as shall not unreasonably interfere with Employee’s ability to perform her duties with any subsequent employer; provided, however, that the Company shall pay any reasonable travel, lodging and related expenses that Employee may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses. Further, Employee hereby consents to the disclosure of information about Employee that the Company is required to disclose in its annual report or in other reports required to be filed with securities or other regulators in Japan or any other jurisdiction under Japanese or other securities laws and regulations.

(i) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, Provincial and local taxes and other statutory deductions and withholdings as may be required to be withheld pursuant to any applicable law or regulation.

(j) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(k) Legal Advice. Employee hereby acknowledges receipt of this Agreement and the enclosed Separation and Release Agreement and confirms that she has obtained independent legal advice in connection with the execution of this Agreement or has freely taken the decision not to do so. Employee freely accepts this offer of continued employment with the Company and agrees that the terms and conditions set out in this Agreement, including those related to the termination of her employment, and those contained in the Separation and Release Agreement, constitute a binding agreement between Employee and the Company. Employee further acknowledges that the Company has not provided her with any tax advice (including, but not limited to, any impact this Agreement or the service contemplated herein may have on Employee’s Canadian Residency) and that Employee has obtained her own legal and tax consultants to advise her accordingly. In the event that Employee elects to terminate her Canadian tax residency status or voluntarily takes such actions that result in the termination of her Canadian tax residency status, the Company will not be responsible for the payment or reimbursement of any taxes (including providing the necessary security for such departure tax amount) incurred by Employee as a result of the Employee’s Canadian residency being terminated. If Employee’s Canadian tax residency status is terminated for any other reason, and is such action gives rise to a departure tax requirement, the Company shall be responsible for providing the necessary security for such departure tax amount until such time as the departure tax is ultimately paid by Employee or the end of the Employment Term, whichever occurs first. For the avoidance of doubt and regardless of the event triggering the ultimate obligation to pay a departure tax, Employee is solely responsible for the actual payment of the departure tax liability, if any and the Company’s sole obligation, if any, is to post the security amount in accordance with the terms and conditions described in the prior sentence.

(l) Reimbursement of Legal Fees. The Company shall reimburse (upon receipt of appropriate back-up documentation) Employee for all reasonably incurred legal fees in the initial negotiation, drafting and review of this Agreement.

(m) Survival. Sections 5,6 7, 8, 9, 10, 11 12, 13 and 14(a), (b), (c), (d), (e), (f), (g), (h) (i), (k) (l) and (m) shall survive termination of the Agreement.

(n) Severability. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TOYS “R” US CANADA, LTD.

By:	/s/ Kevin J. Macnab
Name: Kevin J. Macnab
Title: President

EMPLOYEE:

/s/ Monika M. Merz
MONIKA M. MERZ

EXHIBIT A

INCENTIVE PLANS

Annual Bonus:

2007 Annual Bonus: Employee will be eligible to receive the 2007 Annual Bonus, if any, pursuant to the Canadian Incentive Plan subject to the applicable metrics being achieved. The 2007 Annual Bonus, if any, shall be paid by the Company when bonuses are paid by the Company to other participants (typically in April, 2008).

Annual Bonus: For the 2008 fiscal year and each fiscal year of the Employment Term thereafter, Employee shall participate in the TRU-Japan’s annual incentive award plan. The two (2) components for the Annual Bonus and the respective weight for each component is as follows: (i) 70% - Financial component which is solely based on the EBITDA target set for TRU-Japan by the TRU-Japan Board and (ii) 30% - Personal Goals component which is established by the TRU-Japan Board. Any such bonus shall be paid to Employee by the Company. The Annual Bonus may be pro rated for any portion of a fiscal year worked during the Employment Term as set forth in Sections 7 and 8.

Long-Term Incentive Plan: In the event the Employee remains employed by TRU-Japan through the end of the 2010 fiscal year (or as set forth in Sections 7 and 8) and TRU-Japan achieves a cumulative EBITDA of ¥42,800,000,000 for fiscal years 2008 through 2010, Employee will receive a one-time bonus payment (the “Long Term Bonus”) of $1,500,000 (USD), which shall be paid by the Company on or about April 30, 2011. The measurement of EBITDA shall exclude such one-time gains and losses as determined by the Executive Committee of the Board of Directors of toys “R” Us, Inc.

EXHIBIT B

ASSIGNMENT AND RELOCATION BENEFITS

Assignment Benefits:

Cost of Living Differential: During the Employment Term, Employee shall receive a cost of living differential, which is intended to reflect the increased costs of living in Tokyo, Japan (by looking at the costs of a market basket of goods and services in the respective locations). The differential shall be calculated based on:

a. The current rate of exchange between the Canadian Dollar and the Japanese Yen.

b. The difference, if any, in the cost of a market basket of goods and services between a representative metropolitan area (Northern New Jersey) area and Tokyo, Japan.

The amount of differential is derived from tables published by Organization Resource Counselors (ORC). The differential is referred to as the Post Differential.

If future ORC tables indicate that a change in the cost of living differential is warranted, the change amount will be applied on Employee’s next payroll. Generally, a cumulative change of ± 2% from Employee’s previous cost of living differential will trigger an adjustment to Employee’s post differential on her payroll. Changes to the cost of living will be evaluated each calendar quarter.

The initial post differential for this assignment is estimated at CAD $115,421 annually. Payment will be made via the Company’s payroll at the rate of CAD $4,439.27 per biweekly paycheck.

Tax Equalization and Tax Preparation: During the Employment Term, the Company will provide Tax Equalization between Canadian and Japanese taxes (and U.S. taxes as necessary) on all employment-related earnings as explained below. The purpose of tax equalization is to ensure that the total tax liability of Employee does not exceed the tax burden that Employee would have incurred in her home country (i.e., Canada and/or the US). In addition, it is to ensure that the employee does not benefit from a tax reduction as compared to the home country, as a result of the foreign assignment on Company derived income. (For avoidance of doubt, the Tax Equalization will not take into account or reimburse Employee for any taxes incurred by Employee as a result of her Canadian residency being terminated). This will be accomplished as follows:

a. Employee’s salary will be reduced by a hypothetical tax, which is an estimate of Employee’s projected Canadian Federal, Provincial and U.S. Federal Income Tax had Employee remained in Canada. This hypothetical tax withholding should be agreed to by the Company and the employee prior to commencement of the foreign assignment. Payments made under any incentive plan will be subject to a hypothetical tax-withholding rate. The rate used is an estimate of the tax rate on Company derived income only and is based on the hypothetical tax withholding calculation.

b.	As the Canadian, U.S., and Japanese taxes are prepared and filed, the Company will pay, on the Employee’s behalf, the tax liabilities attributable to this employment.

c. On completion of the home and host country tax filings for the associated tax year in each country, Employee’s hypothetical tax withholding will be compared with the actual taxes paid in each country. The excess of the taxes actually paid or deemed paid (including the estimated hypothetical tax) by Employee over the hypothetical tax, if any will be reimbursed to Employee and grossed-up as appropriate.

Employee may continue to use her current tax advisor and accounting firm in the preparation of her Canada and US taxes. The reimbursement for this tax advise shall not exceed CAD $10,000 during the first year of the assignment, and such reimbursement is limited to services provided regarding the structure of the assignment and completion of tax returns for Employee and her spouse. Reimbursement for expenses incurred during additional assignment years shall be limited to preparation of tax filings for Employee and her spouse, and shall not exceed CAD $4,500 each year. In no case will reimbursement be made for services related to personal estate or tax planning. An accounting firm designated by the Company will prepare Employee’s Japan tax returns, as well as for the determination of the tax equalization and hypo-tax calculations, related to employment compensation during the Employment Term. During the Employment Term, and for the tax years in which the Employment Term begins and ends, but only for such income attributable to this Employment Term, the Company will pay all fees for the tax return preparation for Employee and spouse and if spouse conducts his business through a corporate entity (of which he is the sole owner) the tax preparation for such entity. Employee and spouse shall be responsible for any further expense, such as personal estate or tax planning. Further, the Company agrees to provide tax equalization (using Michigan, U.S.A. as the base) to Employee’s spouse for any salary or business related income that might be subject to tax in Japan. This would be accomplished via tax reimbursement following the annual tax equalization calculation. The Company will not compensate Employee for any additional tax liabilities arising in Canada due to the fact that the Employee no longer maintains tax residency in Canada and therefore is not able to make a tax preferred contribution to one or both retirement benefit plans (DPSP and/or GRRSP) except as might be provided in accordance with Section 14(k).

Japan Tax Reimbursement Policy: To the extent Employee voluntarily decides to remain in Japan after the expiration or termination of the Employment Term, any tax or tax reimbursements due Employee on any payment will be determined by the Company as if Employee left Japan immediately after Employee’s separation of service from the Company. Any additional tax on any and all payments received after such date will be Employee’s responsibility. The Company will not be responsible for any tax implications based on residency as a result of Employee remaining in Japan.

Tax Advice: The Company agrees to reimburse Employee for reasonable personal tax advice that she may need to obtain for special one-time unique circumstances that may arise, as a result of Employee being located in Japan, during the Term. Employee shall provide the Company with prior written notice before incurring any expenses for such tax advice.

Car Lease Termination: The Company shall pay the costs incurred by Employee for terminating her current car lease which shall include deposits forfeited, if any.

Club Membership: During the Employment term, TRU-Japan will pay (or reimburse, if Employee makes such payment) the initiation fee and monthly dues for Employee and her spouse to be members of the Tokyo American Club.

Travel: During the Employment Term, TRU-Japan will pay (or reimburse Employee) for up to three (3) business class trips per year for Employee and her spouse to travel to Canada or Michigan, USA (“Home Travel”). Employee shall use her best efforts to coordinate any Home Travel trips with business travel on behalf of the TRU-Japan. During any such Home Travel visit, TRU-Japan will reimburse Employee for the cost of a rental car which shall not exceed CAD $70.00 per day. Employee will not be reimbursed for any vacation travel. All travel reimbursement will be in accordance with the terms and conditions of the TRU’s travel policy.

Training: TRU-Japan will arrange and pay the costs for Employee and her spouse to attend two-day cultural training in Japan. Employee’s training shall also include business training. In addition, TRU-Japan will arrange for and pay the costs, for Employee to attend language training up to the level necessary to effectively conduct business in Japan; whereas, her spouse will be provided up to 100 hours of language training at TRU-Japan’s expense.

Car and Chauffer: During the Employment Term, TRU-Japan shall provide Employee with a car and a chauffer seven (7) days a week for business purposes. Commencing upon the month the Employee incurs car service charges for non-business purposes, the Company shall pay Employee a monthly stipend of CAD $1,666.67 for a car allowance in order to reimburse Employee and her spouse for the use of car service for non-business purposes in Japan. On a semi-annual basis, the parties will review the amount of this stipend and adjust it accordingly based upon the prior period’s usage.

Housing: During the Employment Term, Employee shall be entitled to a monthly housing allowance of up to ¥1,550,000 per month (inclusive of rent, furnishings and parking). TRU-Japan may arrange for direct payment of such allowance as necessary under any lease agreement. In the event the lease exceeds the monthly allowance, Employee authorizes the Company to reduce the amount of the Base Salary paid pursuant to Section 3 by the amount exceeding the allowance. In addition, TRU-Japan shall reimburse Employee or arrange payment for the cost of the utilities for the temporary housing.

Relocation Benefits:

Relocation: The Company will, via a third party (the “Third Party”), provide a guaranteed buy-out of Employee’s house located in Michigan, United States in the event that Employee fails to sell it prior to September 30, 2008, and provided Employee follows the rules of the guaranteed buy-out program. Employee agrees to list the house for sale on or before August 1, 2008. In accordance thereof, the house will be purchased at fair market value as determined by the Third Party. For purposes of this agreement, this relocation includes home sale only, and not home purchase. In addition, the Company will pay the cost to ship Employee’s household goods from Michigan to Employee’s house located outside of Toronto, Canada. The Company will also pay the costs to ship needed household goods to Employee’s new residence in Japan.

In the event Employee decides to purchase a home in Japan during the Employment Term, Employee will assume all financial and tax risk associated with owning such home. The Company assumes no responsibility for losses or gains on the purchase of any housing by Employee during the Employment Term, whether these losses or gains are a result of market conditions, exchange rate fluctuations, or any other causes. Similarly, the Company does not tax protect or tax equalize on the proceeds from the sale of a home.

Relocation Allowance: The Company will pay the Employee a one time relocation bonus in the amount of CAD $25,000. This amount will be paid in five equal monthly installments of CAD $5,000 commencing on the execution of this Agreement.

Temporary Living in Host Country: The Company will pay or provide up to 60 days temporary living expenses upon arrival in Japan. During such time temporary living expenses are being paid, the Housing allowance mentioned above will not be paid.

Repatriation / Return to Canada: Upon termination of the Employment Term (except for termination by the Company for Cause or by Employee without Good Reason) as per Section 8 and subject to the terms and conditions of the Relocation Repayment Agreement, the Company shall pay the reasonably necessary shipping and travel costs (including return travel via business class) to relocate Employee and spouse from Japan to Employee’s residence in Canada.

EXHIBIT C

RELOCATION REPAYMENT AGREEMENT

One Geoffrey Way Wayne, NJ 07470

1/2/08
Ms. Monika Merz
Toronto, Ontario
Canada

Global Store Support Center

One Geoffrey Way

Wayne, NJ 07470

ATTN: RELOCATION DEPARTMENT

This letter will serve to acknowledge that I have accepted a new position with Toys “R” Us or Babies “R” Us (collectively, the “Company”) which will involve the relocation of my residence and that the Company has agreed to pay on my behalf or reimburse me for certain expenses which may be incurred in connection with such a relocation. In consideration thereof, I have been requested to refund and repay all or a portion of the sums so expended to the Company if I leave my employment within the timeframes (the payback period) as set forth below:

•	Renter - within two (2) years after my starting date in my new position with the Company.

•

Homeowner – within two (2) years after my starting date in my new position with the Company provided the home is listed within 60 days of my starting date in my new position; or, within two (2) years of the date the home is listed if later than 60 days after my starting date in my new position.

I acknowledge that the Company’s agreement to pay on my behalf or reimburse me for certain expenses which may be incurred in relocating my residence, including the nature and the amount, time and method of such payment or reimbursement shall be in accordance with the Company’s policies and procedures in effect at the time of my relocation.

In the event I shall resign my employment for any reason whatsoever (other than for “Good Reason” as defined in my employment agreement with Toys “R” Us Canada, Ltd.), or shall be dismissed by the Company due to violation of the Company’s Management Code of Ethics or conduct giving rise to immediate discharge (other than performance), then I shall repay to the Company all or a portion of the amount paid or agreed to be paid by the Company on my behalf or reimbursed to me in connection with the relocation of my residence as follows:

If termination of employment occurs within one (1) year after the effective date of the payback period in my new position, I shall repay 100% of all amounts paid or agreed to be paid by the Company on my behalf or reimbursed to me in connection with the relocation of my residence. If termination of employment occurs during the second (2nd) year after the effective date of the payback period in my new position, I shall be entitled to keep and retain 50% of the amounts reimbursed to me in connection with the relocation of my residence and shall repay to the Company 50% of the amounts paid or agreed to be paid by the Company on my behalf or reimbursed to me in connection with the relocation of my residence.

I agree that I shall pay to the Company all amounts which I may be required to repay hereunder on or before the effective date of termination of employment. I further agree that the Company may deduct, withhold and retain all or any portion of the amount which I may be required to repay hereunder from any wages, salary, vacation pay, severance pay upon termination of employment. I also understand that I shall remain liable for such amount, which may be due in excess of any sums so deducted, withheld, and retained by the Company.

Except as stated above, I shall have no liability or responsibility to repay to the Company any amounts paid or agreed to be paid by the Company on my behalf or reimbursed to me in connection with the relocation of my residence.

Monika M. Merz

EXHIBIT D

EMPLOYEE BENEFITS

Vacation: Each year, Employee will be eligible for up to four (4) weeks of vacation during the Employment Term. In addition, time off for Holidays will be in accordance with local Japanese laws and customs.

Benefits provided and paid for by the Company:

During the Employment Term, Employee will, to the extent possible, be provided the following benefits (or equivalent thereof) that were being provided to Employee in her prior capacity as President of the Company:

•

Ex-Pat policy for Employee and her spouse intended to be at levels equal to or greater than the combination of OHIP and the Group Health and Dental coverage that Employee had while she was an officer of the Company;

•	Critical Illness Coverage at current levels for Employee;
•	Life and AD&D insurance at current levels;
•	Long Term Disability insurance (Basic and Executive);
•	Executive Wellness Program; and
•

Retirement Programs - DPSP and GRRSP - If Employee’s Canadian tax residency is maintained during the Term of the Agreement, then Employee will continue to participate in the GRRSP and DPSP as Employee has previously done during her employment with the Company. In the event that tax residency is broken, then the Company will make equivalent cash payments directly to Employee in the amounts that would otherwise be eligible under the DPSP and GRRSP plans. If the Employee elects to terminate her Canadian tax residency status or Employee voluntarily takes such actions that results in the termination of her Canadian tax residency status, the Company will not compensate Employee for any additional tax liabilities arising in Canada or the U.S. as a result of Employee not being able to make a tax preferred contribution to one or both retirement benefit plans. However, if Canadian tax residency status is terminated for any other reason, Company will compensate Employee for any additional tax liabilities arising in Canada or the U.S. as a result of Employee not being able to make a tax preferred contribution to one or both retirement benefit plans.

EXHIBIT E

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into as of this          day of                                     , 20    , between TOYS “R” US CANADA, LTD. and any successor thereto (collectively, the “Company”) and MONIKA M. MERZ (the “Employee”).

The Employee and the Company agree as follows:

1. The employment relationship between the Employee and the Company and its subsidiaries and affiliates, as applicable, terminated on                                                       (the “Termination Date”).

2. In accordance with the Employee’s Employment Agreement, Employee is entitled to receive certain payments and benefits after the Termination Date.

3. In consideration of the above, the sufficiency of which the Employee hereby acknowledges, the Employee, on behalf of the Employee and the Employee’s heirs, executors and assigns, hereby releases and forever discharges the Company, Toys “R” Us, Inc. and their members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors, both individually and in their official capacity with the preceding entities, and all their respective heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Employee may have arising from or relating to the Employee’s employment or termination from employment with the Company and its subsidiaries and affiliates (including TRU-Japan), as applicable, including a release of any rights or claims the Employee may have, including, but not limited to, the following:

(a)	the cessation of Employee’s employment with the Company and TRU-Japan;

(b)	Employee’s employment with the Company or the performance of her duties and responsibilities thereunder including serving as Chief Executive Officer and as a Board Member for TRU-Japan;

(c)	any injury, loss or damage suffered in whole or part as a result of any matter, cause or thing occurring or existing during her employment with the Company and service for TRU-Japan, whether or not such injury or loss arose out of or in the course of her employment;

(d)	promises, representations or warranties made in connection with Employee’s employment with the Company including the Secondment, whether made before, during or after the commencement of her employment with the Company;

(e)	loss of position, status, future job opportunity, or reputation;

(f)	losses related to the timing of the cessation of her employment or the manner in which it was effected;

(g)	loss, damage or injury related to or arising out of or under any law including, the Ontario Employment Standards Act (including but not limited to claims for wages, termination pay, severance pay, vacation pay), the Human Rights Code, the Occupational Health and Safety Act, the Workplace Safety and Insurance Act and the Pay Equity Act, and any predecessor or successor legislation thereto or arising under any applicable laws in Japan;

(h)	any claims relating to loss, damage or injury made pursuant to any law including the Ontario Class Proceedings Act;

(i)	loss of benefits, benefits eligibility, or benefits insurance coverage previously provided to Employee by the Company or available to Employee in connection with her employment by the Company, including but not limited to benefits, benefits eligibility or benefits insurance coverage relating to or arising from the following matters:

i)	medical fees, charges, or expenses;
ii)	extended health fees, charges, or expenses;
iii)	dental fees, charges or expenses;
iv)	sick pay or sick leave;
v)	life insurance (including life insurance conversion privileges);
vi)	pension contributions, registered retirement savings plan contributions or benefits;
vii)	short term disability; and
viii)	long term disability.

(j)	loss of payments and entitlements previously provided to Employee by Company in connection with her employment by Company, including but not limited to any manner of wages, salary, commissions, bonuses, incentive pay, variable compensation, stock, stock grants or stock options; and

(k)	loss of pension, pension eligibility, or pension participation previously provided to Employee in connection with his employment by Company.

4. In the event that Employee should hereafter make any claim, or demand or take any action or proceeding against the Company, Toys “R” Us, Inc., Toys “R” Us Japan, Ltd. and their members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors, both individually and in their official capacity with the preceding entities, in connection with any matter covered by this Separation and Release Agreement, or threaten to do so, this document may be raised as an estoppel and complete bar to any such claim, demand, action or proceeding.

5. Employee shall not make any claim or demand or take any action or proceeding in connection with any matter covered by this Separation and Release Agreement against any other person, partnership, proprietorship, corporation or other entity who might claim contribution or indemnity from the Company by virtue of the said claim or proceeding. Employee agrees that if any such claim, demand, action or proceeding is made by me, this Separation and Release Agreement may be raised as an estoppel and complete bar to any such claim, demand, action or proceeding.

6. Employee agrees to save harmless and indemnify the Company and TRU-Japan from and against all claims, charges, taxes, penalties or demands which may be made by under any statute, including the Income Tax Act (Canada), Employment Insurance Act and Canada Pension Plan in respect of amounts paid to her, in excess of income tax previously withheld; and in respect of any and all claims, charges, taxes or penalties and demands which may in the future be found to be payable by the Company and TRU-Japan in respect of the Employee.

7. This Separation and Release Agreement is not an admission by either the Employee or the Company or its subsidiaries or affiliates of any wrongdoing or liability and, such liability is expressly denied.

8. The Employee waives any right to reinstatement or future employment with the Company and its subsidiaries and affiliates following the Employee’s separation from the Company and its subsidiaries and affiliates on the Termination Date.

9. The Employee agrees not to engage in any act after execution of the Agreement that is intended, or may reasonably be expected to harm the reputation, business, prospects or operations of the Company or its subsidiaries or affiliates or their respective officers, directors, stockholders or employees

10. The Employee shall continue to be bound by Sections 10, 11 or 12 of the Employee’s Employment Agreement.

11. The Employee shall promptly return all Company and subsidiary and affiliate property in the Employee’s possession, including, but not limited to, Company or subsidiary or affiliate keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company or subsidiary or affiliate business.

12. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada and the federal laws applicable therein, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in the Employee’s Employment Agreement.

13. This Agreement represents the complete agreement between the Employee and the Company concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

14. Each of the sections contained in this Agreement shall be enforceable independently of every other section in this Agreement, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Agreement.

15. Employee has obtained independent legal advice in connection with the execution of this Separation and Release Agreement or has freely taken the decision not to do so and confirms that she had read, understood and that she is voluntarily executing this Separation and Release Agreement freely and without duress.

[**********]

The parties to this Agreement have executed this Agreement as of the day and year first written above.

TOYS “R” US CANADA, LTD.

By:

Name:
Title:

MONIKA M. MERZ